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                                                                   Exhibit 10.18



The 2004 Key Employee Bonus Plan compensates employees at a level of plant manager or staff equivalent and above (except the Chief Executive Officer) who provide an individual contribution to the overall success of Republic Engineered Products, Inc. in key target areas. The key target areas include safety, EBITDA, yield, energy utilization, gross margin improvement, quality and delivery reliability. Target goals are determined by the Chief Executive Officer and Chairman of the Board of Directors. Individual performance is determined by the Chief Executive Officer in consultation with the executive staff. Payouts are determined by measuring overall performance toward achieving the target goals and factoring them by weight to determine the individual bonus opportunity. The bonus opportunity is then factored against individual performance and contribution to the achievement of the target goals to determine the bonus payout.